UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014

HIGHWATER ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24500 US HWY 14, PO Box 96, Lamberton, MN	56152
(Address of principal executive offices)	(Zip Code)

(507) 752-6160
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, Highwater Ethanol, LLC (the "Company") entered into Employment Agreements (the "Agreements") with its Chief Executive Officer, Brian Kletscher, and its Chief Financial Officer, Lucas Schneider. The Agreements provide for a base salary, paid time off and other benefits including participation in the Company's 401K plan. The Agreements may be terminated upon thirty days written notice by the employee or the Company. However, the Company must pay eighteen months salary and provide other benefits in the event of a dismissal by the Company without cause with such amounts to be reduced by any salary earned in other employment during that period. In addition, the Company may terminate the Agreements upon sixty days notice and payment of three years salary and certain benefits in the event of certain change in control events which include the sale of substantially all of the Company's assets, the sale of a majority of the Company's outstanding membership units and the merger or consolidation of the Company with another. The Agreements also provide for an additional amount to be paid for each complete year of employment to be invested in a a life insurance or investment plan which vests in accordance with a vesting schedule over eight years of service with the Company. Upon termination of the Agreement by the Company, except for a termination for cause, or upon disability of the employee, the awards would immediately vest. The Agreements prohibit Mr. Kletscher and Mr. Schneider from competing with the Company within thirty miles of the Company's facility (the "Territory") during the term of the Agreements and for one year thereafter. The Agreements also restrict Mr. Kletscher and Mr. Schneider from disclosing certain Company information, interfering with the Company and soliciting customers, suppliers or past or present employees of the Company in connection with a competitive business operating within the Territory.

Item 9.01 Financial Statements and Exhibits

99.1	Employment Agreement between Highwater Ethanol, LLC and Brian Kletscher dated February 26, 2014.
99.2	Employment Agreement between Highwater Ethanol, LLC and Lucas Schneider dated February 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

Date: February 28, 2014	/s/ Brian Kletscher
Brian Kletscher, Chief Executive Officer